  As filed with the Securities and Exchange Commission on April 13, 1999

                                                 Registration No. 333-74839

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                           GreenPoint Financial Corp.
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                               06-1379001
                                        (I.R.S. Employer Identification Number)
     (State or Other Jurisdictionof
     Incorporation or Organization)
                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 834-1710
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                Howard C. Bluver
                   Senior Vice President and General Counsel
                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 834-1724
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                       of Registrant's Agent For Service)

                               ----------------

                                    Copy to:
                            Craig M. Wasserman, Esq.
                         Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

                               ----------------

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             Proposed         Proposed
 Title of Each Class of                      Maximum          Maximum         Amount of
      Securities to         Amount to be  Offering Price Aggregate Offering  Registration
      be Registered          Registered    Per Share(1)       Price(1)          Fee(1)
-----------------------------------------------------------------------------------------
 Common Stock, par value
  $0.01 per share........    1,600,000        $35.32        $56,512,000        $15,711

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Previously paid.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           GreenPoint Financial Corp.
                                 90 Park Avenue
                            New York, New York 10016
                                 (212) 834-1710

                               ----------------

                                1,600,000 Shares

                                  Common Stock

                               ----------------

   The stockholders of GreenPoint Financial Corp. listed on page 5 of this prospectus may sell the shares of GreenPoint common stock being offered under this prospectus from time to time. None of the GreenPoint common stock is being offered for sale by GreenPoint and GreenPoint will not receive any of the proceeds from the sale of the GreenPoint common stock in this offering. GreenPoint common stock is listed on the New York Stock Exchange under the symbol "GPT." On April 12, 1999, the last reported sale price of the GreenPoint common stock on the New York Stock Exchange was $33.563 per share.

   The selling stockholders may sell all or a portion of the shares of GreenPoint common stock being offered under this prospectus at market prices prevailing at the time of sale, at prices based on those prevailing market prices, at negotiated prices or at fixed prices that may be changed. Sales may be made directly by the selling stockholders or may be made through agents, brokers or dealers designated from time to time by the selling stockholders. See "Plan of Distribution" on page 5.

   Investing in securities involves risks. You should see the "Risk Factors" section beginning on page 1 for information regarding risks that are particular to GreenPoint.

                               ----------------

   These securities have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, the New York State Banking Department or any other state or federal regulatory agency, nor has the Securities and Exchange Commission, any state securities commission, the New York State Banking Department, or any other state or federal regulatory agency passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   The shares of common stock offered hereby are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Commission, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

                               ----------------

                           Dated April 13, 1999

                               Table of Contents

                                                                            Page
                                                                            ----
Risk Factors...............................................................   1

About GreenPoint Financial Corp............................................   3

Recent Developments........................................................   4

Use of Proceeds............................................................   4

Selling Stockholders.......................................................   4

Plan of Distribution.......................................................   5

Where You Can Find More Information........................................   7

Warning Regarding Forward-Looking Information..............................   8

Legal Matters..............................................................   9

Experts....................................................................   9

                                  Risk Factors

   In addition to the other information contained in this prospectus, prospective investors should consider carefully the following risk factors relating to GreenPoint Financial Corp. and GreenPoint common stock before investing in the GreenPoint common stock offered under this prospectus.

 GreenPoint Has A Narrow Lending Focus

   At December 31, 1998, one- to four-family residential mortgages constituted 85% of GreenPoint's total mortgage portfolio, No Doc lending (a lending program discussed in the risk factor immediately following this risk factor) accounted for 99.0% of its total mortgage originations, and 69% of its mortgage loan portfolio was secured by properties located in New York State, most of which were located in New York City and the surrounding counties. GreenPoint may not be able to sustain its historical growth levels in these targeted lending areas, which may hurt its interest rate margin, interest rate spread and net income. Further, if other financial institutions establish lending programs that target one- to four-family residential mortgages by offering lending products similar to GreenPoint's No Doc program, that intensified competition might hinder GreenPoint's ability to sustain its lending growth and may also cause GreenPoint to lose market share. GreenPoint's narrow lending focus may also place GreenPoint in a less favorable position to increase its market share in other types of lending than an institution with a broader based lending business and experience in other types of lending. GreenPoint's focus on the greater New York City area also means that it is particularly susceptible to the local economy and to the value of the real estate securing its loans in that area.

 No Doc Lending Involves A Higher Degree of Risk than Conventional Lending

   GreenPoint originates most of its loans under its "No Doc" lending program. Under this program, GreenPoint underwrites real estate loans based primarily on the borrower's level of equity in the property securing the loan or the amount of the down payment relative to the size of the loan. GreenPoint does not seek to independently verify a borrower's income or asset information when making loans under its No Doc lending program. In contrast, many other lending institutions use the Federal National Mortgage Association underwriting guidelines and procedures, which rely more heavily on a borrower's documented history of repaying loans and other credit obligations and on independently verified income levels. No Doc loans involve a higher degree of risk than loans originated in accordance with Federal National Mortgage Association underwriting guidelines and procedures because No Doc loans require less verified knowledge of the borrower's level of income or ability to service the indebtedness, which may result in a higher rate of default.

   In addition, because GreenPoint's No Doc underwriting determinations rely on the market value of the properties securing the loans, declines in real estate values in GreenPoint's primary lending areas may result in unanticipated losses, and declines in the regional economies may result in increased delinquencies or increased foreclosure-related expenses and expenses related to its other real estate.

 GreenPoint's Financial Results May be Adversely Affected Due to the Impact of Volatile Capital Market Conditions on Securitizations

   In connection with GreenPoint's acquisition of the manufactured housing lending program of Bank of America, FSB, GreenPoint has used and intends to continue to use securitization as a means of financing the origination of manufactured housing loans. The securitization process involves pooling loans and then selling those loans to a securitization trust that simultaneously issues securities entitling investors to payments backed by the cash flow from the loans in the trust. GreenPoint continues to act as the servicer of the loans in the pool after securitization. GreenPoint may retain subordinate interests in the loan pool in the form of interest-only or residual certificates that entitle GreenPoint to receive the income from the loan pool that exceeds the payments due to the holders of the securities.

   Generally accepted accounting principles require GreenPoint to recognize the fair market value of its retained interests in the loan pools as income upon completion of the securitization. The fair market value of these interests will depend on a number of factors, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the performance of GreenPoint's previous securitizations and the credit quality and prepayment patterns of GreenPoint's loans. In accordance with generally accepted accounting principles, in conjunction with recognizing the income from securitizations, GreenPoint records assets and liabilities on its balance sheet reflecting the values of expected future cash flows from the securitization trust. Changes in any of the factors described above may require GreenPoint to adjust the recorded value of these assets and liabilities, which may negatively impact GreenPoint's income.

   If GreenPoint fails to securitize its loans on a favorable or timely basis, its operating results and financial condition could be adversely affected. GreenPoint's quarterly operating results may fluctuate significantly as a result of the timing, size or the terms of its securitzations. Also, GreenPoint depends on the cash generated by securitization to fund future loan originations or to repay borrowings of the GreenPoint subsidiary engaged in the manufactured housing lending business.

 GreenPoint's Expansion Into New Markets May Result in Increased Losses

   In 1998, GreenPoint expanded its lending business into 14 new markets across the country, and it intends to continue to expand its business into new markets in 1999 and beyond. Although GreenPoint believes that it has implemented appropriate underwriting and credit quality controls in these new markets, GreenPoint is less familiar with the real estate market in these areas, and it may therefore experience more losses in these new markets. In addition, GreenPoint's credit losses are likely to increase the longer it holds these relatively new loans. Also, GreenPoint may not be as successful in originating loans in these new markets as it has been in New York.

 GreenPoint Faces Uncertainty When Expanding by Acquisitions

   GreenPoint recently completed its acquisitions of the manufactured housing lending business of Bank of America, FSB and Headlands Mortgage Company, a specialty mortgage banking company. See "About GreenPoint Financial Corp" on page 3 for additional information on the acquired manufactured housing lending business and "Recent Developments" on page 4 for more information on Headlands. These transactions resulted in GreenPoint entering two new lines of business. GreenPoint expects that these new businesses will continue to be operated by their current managements, and therefore the success of these businesses depends in large part on their current employees. If GreenPoint is not successful in retaining the key members of management and the key employees currently with those businesses, GreenPoint's ability to succeed in these new businesses will be hurt. In addition, the transactions may not result in the benefits that GreenPoint expects. For example, GreenPoint cannot be certain that the transactions will be accretive to cash or GAAP earnings per share, that it will be able to manage the new businesses successfully, that it will be able, to the extent appropriate, to integrate them into its existing business or that it will be able to maintain their current volumes of loan originations. GreenPoint continually evaluates acquisition opportunities and may undertake informal discussions or negotiations that may result in future acquisitions. Because acquisitions typically involve the payment of a premium over book and market values, future acquisitions could result in dilution to GreenPoint's income and book value.

 GreenPoint's Results May be Harmed by Adverse Changes in Interest Rates

   GreenPoint's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on its deposits and borrowings. Interest rate risk arises in the ordinary course of GreenPoint's business because the repricing characteristics of its mortgage loans and other interest-earning assets do not necessarily match those of its deposit and other interest-bearing liabilities.

   Changes in interest rates can also affect the number of loans GreenPoint originates, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of those assets and liabilities. Prevailing interest rates also affect the extent to which borrowers prepay loans owned by GreenPoint. When interest rates increase, borrowers are less likely to prepay their loans, and when interest rates decrease, borrowers are more likely to prepay loans. GreenPoint may then be forced to invest the funds generated by those prepayments at less favorable interest rates. Similarly, prepayments on mortgage-backed securities can hurt the value of those securities and the interest income generated from them.

   In addition, an increase in interest rates could hurt the ability of GreenPoint's borrowers who have loans with floating interest rates to meet their increased payment obligations. If those borrowers cannot make their loan payments, then GreenPoint suffers losses, and its level of performing assets declines.

   Increases in interest rates might cause depositors to shift funds from accounts that have a comparatively lower cost (such as regular savings accounts) to accounts with a higher cost (such as certificates of deposit). If the cost of deposits increases at a rate greater than yields on interest-earning assets increase, GreenPoint's interest-rate spread is hurt.

   In addition, increases in interest rates after GreenPoint has made loans to borrowers but prior to securitizing those loans may narrow the spread between the interest rate paid by borrowers and the interest rate that must be paid to investors in securitization or sale transactions, which will reduce the gain on sale recorded by GreenPoint as a result of those transactions.

                        About GreenPoint Financial Corp.

   GreenPoint Financial Corp. ("GreenPoint") is a bank holding company organized under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. GreenPoint provides a variety of financial services, primarily through three of its subsidiaries: GreenPoint Bank, a New York State chartered savings bank headquartered in New York, New York (the "Bank"); GreenPoint Mortgage Corp., a national home mortgage banking company wholly-owned by the Bank and headquartered in Charlotte, North Carolina ("GPMC"); and GreenPoint Credit Corp., a Delaware corporation wholly-owned by the Bank and headquartered in San Diego, California ("GCC"). As of December 31, 1998, GreenPoint had consolidated total assets of approximately $14.0 billion, total net loans of approximately $9.9 billion, total deposits of approximately $11.2 billion and stockholders' equity of approximately $1.8 billion. The Bank operates 73 full-service branches in the greater New York City Metropolitan area.

   Through the Bank and GPMC, GreenPoint is primarily engaged in mortgage lending in New York and across the nation. GPMC originates both adjustable-rate mortgage and fixed-rate loans. GPMC originates most of its loans through a network of mortgage brokers, mortgage bankers, attorneys and other real estate professionals and, to a lesser extent, from customers and members of the local communities in GPMC's lending area. GPMC specializes in a limited documentation mortgage loan product referred to as a "No Doc" loan. GPMC has historically funded its No Doc portfolio with consumer deposits raised through its thrift operations in the greater New York City Metropolitan area.

   As a result of its No Doc lending focus, GPMC traditionally has achieved higher interest margins and higher levels of net interest income than those generated by lenders that concentrate on loans underwritten in conformance with Federal National Mortgage Association standards. This, in turn, has resulted in a relatively high level of profitability despite traditionally higher levels of loan delinquencies.

   GCC was formed in May 1998 for the purpose of acquiring the operating business of the BankAmerica Housing Services division of Bank of America, FSB, a wholly-owned subsidiary of BankAmerica Corporation. The acquired operating business of the BankAmerica Housing Services division consists primarily of originating, purchasing and servicing manufactured housing installment sale contracts and installment loan agreements. GreenPoint completed its acquisition of the BankAmerica Housing Services division on September 30, 1998.

                              Recent Developments

   On March 30, 1999, GreenPoint completed its acquisition of Headlands Mortgage Company, a specialty mortgage banking company based in Larkspur, California ("Headlands"). In accordance with the agreement and plan of merger by and among GreenPoint, Headlands and a wholly owned subsidiary of GreenPoint ("Merger Sub"), Merger Sub merged with and into Headlands. Headlands survived the merger and became a wholly owned subsidiary of GreenPoint. Immediately following the Merger, GreenPoint contributed its interest in the surviving company to the Bank. As a result of the Merger, each share of Headlands common stock (other than certain shares held by GreenPoint, Headlands and the subsidiaries of GreenPoint and Headlands, which were cancelled) was converted into the right to receive 0.62 shares of GreenPoint common stock, with cash distributed in lieu of fractional shares. In addition, pursuant to the Merger, all rights with respect to options to purchase Headlands common stock outstanding at the effective time of the Merger were converted into rights with respect to options to purchase GreenPoint common stock. Also in accordance with the agreement and plan of merger, Peter T. Paul, Chairman, Chief Executive Officer and President of Headlands, joined GreenPoint's management as a vice chairman and became a member of the GreenPoint Board of Directors.

   Headlands originates, sells, securitizes and services mortgage loans secured by one- to four-family residences. As a specialty mortgage lender, Headlands focuses on specialized mortgage loan products for primarily high credit quality borrowers where the mortgage loans fail to satisfy one or more of the standardized criteria (other than criteria concerning the borrower's credit quality) required for sale or exchange through governmental agencies or private mortgage conduits. As of December 31, 1998, Headlands had consolidated total assets of approximately $1.1 billion, total net loans held for sale of approximately $910.8 million and stockholders' equity of approximately $126.3 million.

   GreenPoint accounted for the acquisition of Headlands as a "pooling of interests" for accounting and financial reporting purposes. Additional information regarding the acquisition and Headlands can be found in the Registration Statement on Form S-4, File No. 333-72577, filed by GreenPoint with the Commission on February 17, 1999, which has been incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 7.

                                Use of Proceeds

   All of the shares of common stock, par value $0.01 per share, of GreenPoint offered hereby (the "Shares") are being offered by the stockholders (the "Selling Stockholders") of GreenPoint listed below in "Selling Stockholders." GreenPoint will not receive any of the proceeds from the sale of the Shares. GreenPoint will pay certain expenses relating to this offering, estimated to be approximately $95,211.

                              Selling Stockholders

   GreenPoint issued the Shares to the Selling Stockholders in March 1999 in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

   The following table sets forth certain information with respect to the Selling Stockholders, including the name of each Selling Stockholder and the number of Shares that may be offered by each Selling Stockholder under this prospectus, all as of March 16, 1999. Because (1) the Selling Stockholders may offer all or only some of their Shares pursuant to the offering under this prospectus and (2) there are currently no agreements, arrangements or understandings regarding the sale of any of the Shares, no estimate can be given as to the number of shares of GreenPoint common stock that will be held by the Selling Stockholders after this offering is completed.

                                                    Number of
                                                    Shares of      Number of
                                                     Common        Shares of
                                                   Stock Owned      Common
                                                    Prior to      Stock Being
          Name of Selling Stockholder:            the Offering: Offered Hereby:
          ----------------------------            ------------- ---------------
Financial Stocks L.P. ...........................     140,000       100,000
Boston Provident Partners, L.P...................      12,300         8,400
International Charitable Interests II Trust......       2,600         1,800
BP Institutional Partners, L.P...................       2,100         2,100
BP Overseas Partners, Ltd........................         800           500
Maritime Global Subsidiary I, Ltd. ..............         600           600
Heritage Interests...............................         500           500
Community Interests..............................       1,100         1,100
Mutual Financial Services Fund...................     319,600         3,600
Mutual Discovery Fund............................     819,000        33,200
Mutual Beacon Fund...............................   1,087,200        45,200
Mutual Qualified Fund............................   1,420,800        39,900
Mutual Shares Fund...............................   2,652,800        72,500
Franklin Valuemark Mutual Discovery Securities
 Fund............................................      49,800         1,800
Franklin Valuemark Mutual Shares Securities
 Fund............................................     149,300         3,800
FBR Arbitrage LLC*...............................     125,000       125,000
Maverick Fund LDC................................     143,200       143,200
Maverick Fund II, Ltd............................      12,800        12,800
Maverick Fund USA, Ltd...........................      69,000        69,000
John Hancock Regional Bank Fund..................   3,176,500        50,000
Oppenheimer Equity Income Fund...................     450,000        50,000
Remington Investment Strategies, LP..............      35,000        27,000
Moore Global Investments, Ltd. ..................     159,500       123,000
Rainbow Partners, L.P............................      95,100        65,000
McColl Partners Limited Partnership..............     125,000       125,000
J.S. Fleischer, Trustee/Silver Freedman Taff
 Prof Sh Pl f/b/o James S. Fleischer.............       5,000         5,000
S.P. Fleischer Family Trust #1 U/A 4/1/98,
 S. Fleischer and J. Fleischer, Trustees.........       5,000         5,000
Matthew F. Byrnes................................      20,000        20,000
Silver Oak Capital, LLC..........................      25,000        25,000
Bay Pond Partners, L.P. .........................     100,000       100,000
Weitz Partners, Inc.--Partners Value Fund........      70,000        70,000
Weitz Series Fund Value Portfolio................     270,000       270,000

--------
* FBR Arbitrage, LLC is an affiliate of Friedman, Billings, Ramsey & Co., Inc. ("FBR"). FBR provides investment banking services to the Company from time to time, and FBR acted as the placement agent in the transaction pursuant to which the Selling Stockholders purchased the Shares that may be offered under this prospectus.

   There can be no assurance that any Selling Stockholder will sell all or any of the Shares being offered by that Selling Stockholder.

                              Plan of Distribution

   The Selling Stockholders or their permitted transferees may offer all or some of the Shares from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, through the writing of options on the Shares or a combination of those methods. The Selling Stockholders may offer the Shares at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the Shares may be sold or distributed may include, but are not limited to, the following:

  . a cross or block trade in which a broker or dealer engaged by the Selling
    Stockholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

  . an exchange distribution in accordance with the rules of such exchange;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . privately negotiated transactions;

  . short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales;

  . delivery in connection with the issuance of securities by issuers, other than GreenPoint, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such Shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Shares may be distributed; or

  . a combination of any such methods of sale or distribution.

   In effecting sales, brokers or dealers engaged by Selling Stockholders or their permitted transferees may arrange for other brokers or dealers to participate in those sales. Brokers, dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may also sell Shares in accordance with Rule 144 under the Securities Act. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

   This prospectus also may be used by donees of the Selling Stockholders or by other persons acquiring Shares, including brokers who borrow the Shares to settle short sales of shares of GreenPoint common stock and who wish to offer and sell such Shares under circumstances requiring or making use of the prospectus desirable.

   From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts, calls and other transactions in securities of GreenPoint or derivatives thereof, and may sell and deliver Shares in connection therewith. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers or otherwise. Upon a default by a Selling Stockholder, the broker or pledgees may offer and sell the pledged Shares from time to time.

   GreenPoint will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. However, GreenPoint will bear certain expenses in connection with the registration of the Shares and has agreed to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Shares by the Selling Stockholders.

   The Selling Stockholders and any broker-dealers or agents who act in connection with the sale or distribution of Shares under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

   In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by GreenPoint and the Selling Stockholders.

   Each Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of any purchases and sales of shares of GreenPoint common stock by the Selling Stockholder.

   In connection with any sale of Shares under this prospectus, the Selling Stockholder will deliver to the purchaser a copy of this prospectus as required under the Securities Act.

                      Where You Can Find More Information

   GreenPoint files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that GreenPoint files at the following locations in Washington D.C., New York, New York and Chicago, Illinois:

Public Reference Room          New York Regional Office         Chicago Regional Office
450 Fifth Street,    N.W.      7 World Trade Center             Citicorp Center
Room 1024                      Suite 1300                       500 West Madison Street
Washington, D.C. 20549         New York, New York 10048         Suite 1400

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GreenPoint's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD at 1735 K Street, N.W., Washington, D.C. 20006.

   GreenPoint filed a Registration Statement on Form S-3 (together with all amendments and exhibits, including all documents and information incorporated by reference, the "Registration Statement") with the SEC under the Securities Act that relates to the Shares. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

   Statements contained in this prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and each such statement is qualified in its entirety by reference to the copy of such document as filed. Copies of the Registration Statement and the exhibits to the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

   The SEC allows GreenPoint to "incorporate by reference" information into this prospectus, which means that GreenPoint can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that GreenPoint has previously filed with the SEC. These documents contain important information about GreenPoint and about GreenPoint's finances.

        GreenPoint's SEC Filings                        Period
        ------------------------                        ------
 Annual Report on Form 10-K............ Fiscal Year ended December 31, 1998
 Current Reports on Form 8-K........... Dated February 17, February 25, March
                                        9, March 18 and March 30, 1999
 The description of GreenPoint common
 stock set forth in its registration
 statement on Form 8-A, filed on Sep-
 tember 27, 1993, including any amend-
 ments or reports filed for the purpose
 of updating that description
 Registration Statement on Form S-4,
 File No. 333-72577, dated February 17,
 1999

   GreenPoint is also incorporating by reference all additional reports and other documents that it files with the SEC after the date of this prospectus and prior to the termination of this offering.

   You can obtain any of the documents incorporated by reference from GreenPoint or the SEC. Documents incorporated by reference are available from GreenPoint without charge, except for exhibits (other than exhibits specifically incorporated by reference into this prospectus). You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

       GreenPoint Financial Corp.
       Attn: Investor Relations
       90 Park Avenue
       New York, New York 10016
       Tel: (212) 834-1710

   You should rely only on the information contained or incorporated by reference in this prospectus when deciding whether to invest in the Shares. GreenPoint has not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated April 13, 1999. You should not assume that the information contained in the prospectus is accurate as of any date other than such date.

                 Warning Regarding Forward-Looking Information

   GreenPoint has made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information concerning possible or assumed future results of operations and business plans and strategies set forth or incorporated by reference under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in GreenPoint's Annual Report on Form 10-K, under "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in GreenPoint's Quarterly Reports on Form 10-Q, under "Other Events" in GreenPoint's Current Reports on Form 8-K and under "The Merger--Recommendation of the Headlands Board" in GreenPoint's registration statement on Form S-4 dated February 17, 1999, all of which have been incorporated by reference in this prospectus. In addition, these forward-looking statements include information concerning possible or assumed future results of operations and business plans and strategies set forth in this prospectus under "Recent Developments" and other information set forth in this prospectus and the documents incorporated by reference in this prospectus preceded by, followed by, or that include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. You are cautioned that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to execution of the Headlands merger discussed under the "Recent Developments" section of this prospectus, including integration activities and the ability of GreenPoint to retain senior management from Headlands; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition; the level of defaults and prepayments on loans made by GreenPoint; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting GreenPoint's operations, pricing, products and services. The forward-looking statements are made as of the date of this prospectus, and GreenPoint assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forwarding-looking statements.

                                 Legal Matters

   The validity of the Shares will be passed upon for GreenPoint by its Senior Vice President and General Counsel, Howard C. Bluver. Mr. Bluver beneficially owns shares of GreenPoint common stock and options to purchase additional shares of GreenPoint common stock.

                                    Experts

   The consolidated financial statements of GreenPoint and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated herein and in the Registration Statement by reference to GreenPoint's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated.

            Item                                                        Amount
            ----                                                        -------
Registration Fee....................................................... $15,711
Blue Sky fees and expenses.............................................     N/A
Printing and Engraving Expenses........................................ $50,000
Legal Fees and Expenses................................................ $10,000
Accounting Fees and Expenses........................................... $10,000
Transfer Agent and Registrar Fees...................................... $ 1,500
Miscellaneous.......................................................... $ 8,000
                                                                        -------
  Total................................................................ $95,211
                                                                        =======

Item 15. Indemnification of Directors and Officers

   GreenPoint Financial Corp. ("GreenPoint") is a Delaware corporation subject to the applicable provisions of the Delaware General Corporation Law (the "DGCL") related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers.

   The DGCL permits a corporation's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that the relevant provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. GreenPoint's certificate of incorporation, as amended (the "GreenPoint Certificate"), provides for the elimination of liability of directors to the fullest extent permitted by the DGCL.

   The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful.

   In any threatened, pending or completed action or suit by or in the right of a corporation, the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any such action or suit by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

   The DGCL requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the previous two paragraphs or in defense of any claim, issue or matter therein against expenses actually and reasonably incurred by such person in connection therewith. Corporations may pay expenses incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The indemnification provided for by the DGCL is not exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   The GreenPoint Certificate provides for indemnification of directors and officers (among others) who are made parties or are threatened to be made parties to or are otherwise involved in any actions, suits or proceedings, whether civil, criminal, administrative or investigative by reason of his or her role as such or service in such a role at GreenPoint's request for another corporation or a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered. The GreenPoint Certificate provides that expenses incurred or suffered shall be paid by GreenPoint in advance of the final disposition thereof, and that if required by the DGCL, such advancement of expenses incurred by an indemnified party in his or her capacity as a director or officer (and not in any other capacity) will be made only upon delivery of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

   The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or was or is serving in such a capacity at the request of the corporation with another business entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability. GreenPoint maintains an insurance policy insuring the directors and officers of GreenPoint against certain acts and omissions arising while serving or acting in their official capacities.

Item 16. Exhibits

   The following Exhibits are filed herewith or incorporated herein by reference:

 Number                                 Exhibit
 ------                                 -------
  2.1   Agreement and Plan of Merger, dated as of December 8, 1998, by and among GreenPoint Financial Corp., GF Acquisition Corp. and Headlands
        Mortgage Company (incorporated herein by reference to Exhibit A to
        GreenPoint's Registration Statement on Form S-4, File No. 333-72577,
        filed on February 17, 1999).

  3.1   Certificate of Incorporation of GreenPoint Financial Corp.
        (incorporated herein by reference to Exhibit 3.1 of GreenPoint's
        Quarterly Report on Form 10-Q, dated March 31, 1995).

  3.2 Bylaws of GreenPoint Financial Corp. (incorporated herein by reference to Exhibit 3.2 of GreenPoint's Annual Report on Form 10-K, dated
        December 31, 1997).

  5.1 Opinion of Howard C. Bluver (with respect to the validity of the common stock of GreenPoint to be issued).

 Number                            Exhibit
 ------                            -------
 23.1   Consent of PricewaterhouseCoopers LLP.*

 23.2   Consent of Howard C. Bluver (contained in Exhibit 5.1).

 24.1   Power of Attorney (set forth on the signature pages hereto).

--------

* Filed herewith. All other exhibits previously filed.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the undersigned registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933:

     (1) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, GreenPoint Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 13, 1999.

                                          GreenPoint Financial Corp.
                                               (Registrant)

                                                   /s/ Thomas S. Johnson
                                          By: _________________________________
                                                     Thomas S. Johnson
                                                Chairman and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 1999.

              Signature                          Title
              ---------                          -----

        /s/ Thomas S. Johnson          Chairman and Chief
______________________________________  Executive Officer
          Thomas S. Johnson             (Principal Executive
                                        Officer)

                  *                    Member of the Board,
______________________________________  President and Chief
           Bharat B. Bhatt              Operating Officer

                  *                    Director
______________________________________
            Dan F. Huebner

                  *                    Director
______________________________________
          William M. Jackson

                                       Director
______________________________________
            Susan J. Kropf

              Signature                          Title
              ---------                          -----

                  *                    Director
______________________________________
           Robert M. McLane

                  *                    Director
______________________________________
          Charles B. McQuade

                  *                    Director
______________________________________
           Alvin N. Puryear

                  *                    Director
______________________________________
           Robert P. Quinn

                  *                    Director
______________________________________
          Edward C. Schmults

                  *                    Director
______________________________________
            Wilfred O. Uhl

                  *                    Director
______________________________________
           Robert F. Vizza

                  *                    Director
______________________________________
           Jules Zimmerman

                  *                    Executive Vice President
______________________________________
        Charles P. Richardson

                  *                    Executive Vice President,
______________________________________  Chief Financial Officer
           Jeffrey R. Leeds             (Principal Financial
                                        Officer)

                  *                    Senior Vice President and
______________________________________  Comptroller (Principal
          Mary Beth Farrell             Accounting Officer)

                               INDEX TO EXHIBITS

 Exhibit
 Number                                  Exhibit
 -------                                 -------
  2.1    Agreement and Plan of Merger, dated as of December 8, 1998, by and among GreenPoint Financial Corp., GF Acquisition Corp. and Headlands
         Mortgage Company (incorporated herein by reference to Exhibit A to
         GreenPoint's Registration Statement on Form S-4, FIle No. 333-72577,
         filed on February 17, 1999).

  3.1    Certificate of Incorporation of GreenPoint Financial Corp.
         (incorporated herein by reference to Exhibit 3.1 of GreenPoint's
         Quarterly Report on Form 10-Q, dated March 31, 1995).

  3.2 Bylaws of GreenPoint Financial Corp. (incorporated herein by reference to Exhibit 3.2 of GreenPoint's Annual Report on Form 10-K, dated
         December 31, 1997).

  5.1 Opinion of Howard C. Bluver (with respect to the validity of the common stock of GreenPoint to be issued).

 23.1    Consent of PricewaterhouseCoopers LLP.*
 23.2    Consent of Howard C. Bluver (contained in Exhibit 5.1).

 24.1    Power of Attorney (set forth on the signature pages hereto).

--------

* Filed herewith. All other exhibits previously filed.